EXHIBIT 99.1
FOR IMMEDIATE RELEASE
WESTERN REFINING APPOINTS JEFFREY BEYERSDORFER SENIOR VICE PRESIDENT —
TREASURER, AND DIRECTOR OF INVESTOR RELATIONS
El PASO, Texas — January 6, 2010 — Western Refining (NYSE: WNR) announced today that Jeffrey S. Beyersdorfer has been appointed Senior Vice President — Treasurer and Director of Investor Relations, effective immediately.
Mr. Beyersdorfer joins Western Refining with 18 years of corporate finance and investor relations experience. Since 2008, Mr. Beyersdorfer served as Corporate Treasurer for FMC Technologies Inc., a leading provider of technology solutions for the energy industry.
“We are pleased to welcome Jeff to the Western team,” said Paul Foster, Chairman and Chief Executive Officer of Western. “Jeff has helped a number of companies, both within and outside of our industry, achieve their capital, finance, and investor relations related goals. We look forward to leveraging his insights in his new role.”
From 2002 to 2007, Mr. Beyersdorfer served as Vice President — Treasurer for Smurfit-Stone Container Corporation. Prior to that, he was Vice President — Corporate Development and Treasurer for Premcor Inc., a privately-held independent oil refiner. Mr. Beyersdorfer began his career in the energy industry as Vice President — Investment Banking, Head of Energy Group for A.G. Edwards & Sons, Inc. He received a Bachelor of Science degree in Chemical Engineering from the Georgia Institute of Technology and a Master of Business Administration degree from London Business School.
About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, Gallup, New Mexico, and Yorktown, Virginia. Western’s asset portfolio also includes refined products terminals in Albuquerque and Bloomfield, New Mexico and Flagstaff, Arizona, asphalt terminals in Phoenix, Tucson, Albuquerque and El Paso, retail service stations and convenience stores in Arizona, Colorado, and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas and Utah. More information about the Company is available at www.wnr.com.
Contact Information
Investor and Analyst Contact:
Jeff Beyersdorfer, 915-534-1400
Media Contact:
Gary Hanson, 915-534-1400